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                                                                 Exhibit 10.11

                             EMPLOYMENT AGREEMENT

         AGREEMENT made as of this 14th day of August, 1998, between EURO BROKERS INVESTMENT CORPORATION, a Delaware corporation (the "Company"), or affiliates as the Company may assign from time to time, with principal offices at Two World Trade Center, 84th Floor, New York, New York 10048 and WALTER E. DULSKI ("Dulski"), residing at 70 Dogwood Court, Stamford, Connecticut 06903.

         In consideration of the covenants and agreements herein contained, the parties agree as follows:

1.       Employment, Acceptance and Term

                  Subject to the provisions hereof, the Company agrees to employ Dulski, and Dulski agrees to serve the Company, as Executive Vice President for a term commencing on the date hereof and ending on August 31, 2001, which date (the "Termination Date") shall also be the date upon which this Agreement shall terminate (except for such provisions hereof as shall expressly survive termination or expiration). This Agreement and the term of employment of Dulski will automatically continue unless terminated by the Company or Dulski on not less than six months prior written notice expiring on or after the Termination Date. The last date of the term of this Agreement pursuant to any such automatic continuance is herein called the "Extended Termination Date."

2.       Duties and Authority

                  2.1 During the term hereof, Dulski shall faithfully and diligently devote Dulski's full time, best efforts, skills and energies to the business of the Company and its subsidiary and affiliated entities (collectively, the "Business"). Dulski shall not accept any other employment or render advisory services during the initial or any extended term of this Agreement, nor shall Dulski permit such personal business interests as Dulski may have to interfere with the performance of Dulski's duties hereunder. Dulski acknowledges that neither the Company nor any of its affiliates for which Dulski may be working hereunder or with respect to which Dulski may have access to confidential information ("Affiliates") shall have any obligation to elect Dulski a director or an officer, but Dulski agrees to serve as such if so elected. Dulski agrees to faithfully and diligently perform, to the best of Dulski's abilities, such duties as may from time to time be assigned to Dulski by the Company's Board of Directors (or its designee). Dulski will duly, punctually and faithfully perform and observe all rules that the Company may from time to time establish concerning the conduct of the Business. All such services shall be rendered for and in consideration of the compensation payable to Dulski under Section 3 hereof.

                  2.2 Dulski grants the Company the right to obtain insurance on Dulski's life during the term hereof for the benefit of the Company in such amount as the Company shall


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Employment Agreement: Walter E. Dulski
August 14, 1998
Page 2

         deem appropriate and hereby agrees to execute all such documents and perform all such acts as the Company shall deem necessary in connection therewith.

3.       Compensation

                  During the term hereof, the Company shall pay Dulski compensation at the rate of $270,000 per annum, payable periodically in accordance with the Company's then prevailing practices (the "Base Salary"). In addition, Dulski may be paid a bonus, on a semi-annual basis, at the sole discretion of the Board of Directors of the Company, but the Company shall not be obligated to pay any such bonus. Any bonus award, if paid, will be made after consideration of Company profits and the satisfactory performance by Dulski of his obligations under this Agreement.

4.       Expenses

                  4.1 In addition to the compensation payable to Dulski pursuant to Section 3 hereof, the Company shall pay or reimburse Dulski, upon submission of proper vouchers in respect thereof, all reasonable and necessary transportation, hotel, living and related expenses incurred by Dulski on business trips and all other business and entertainment expenses, provided that all such expenses shall have been incurred in accordance with the Company's policies or approved in advance by the President of the Company or his designee.

                  4.2 Dulski is aware that Dulski may incur business expenses for which it will be impracticable to claim reimbursement hereunder and acknowledges that the compensation hereunder has been fixed to enable Dulski to bear such expenses out of such compensation.

  5.     Additional Benefits

                  Dulski shall be entitled to an annual vacation in accordance with the Company's policies as established from time to time, and shall be entitled to participate in all retirement, insurance, hospitalization, disability and other plans which the Company may in its sole discretion establish from time to time, provided that Dulski is eligible by the terms thereof to participate therein.


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Employment Agreement: Walter E. Dulski
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  6.     Discharge for Cause

                  The Company may terminate Dulski's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Dulski's employment hereunder upon the occurrence of any of the following events:

               (a)  the conviction of Dulski for the commission of a felony; or

               (b) the willful and continuing failure by Dulski to substantially perform his duties hereunder (other than such failure resulting from Dulski's incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Dulski has not substantially performed his duties; or

               (c) the willful misconduct by Dulski (including, but not limited to, breach by Dulski of the provisions of Sections 8 and 9 hereof) that is demonstrably and materially injurious to the Company or its subsidiaries, whether monetarily or otherwise.

                  For purposes of this Section 6, no act or failure to act on Dulski's part shall be considered "willful" unless done or failed to be done by Dulski in bad faith and without reasonable belief that his action or omission was in the best interest of the Company.

  7.     Termination of Employment

                  7.1 Notwithstanding anything to the contrary herein, Dulski's employment hereunder may only be terminated without breach of this Agreement as follows: (i) upon Dulski's death; (ii) based on Dulski's failure to perform the duties of the position for a period of 60 consecutive days, or 120 days in the aggregate during any twelve-month period (except as may be prohibited by federal, state or local disability laws); (iii) upon termination by mutual consent of the parties; (iv) upon notice to Dulski of discharge for Cause. In any such event, the Company shall have no obligations hereunder other than to pay sums due to Dulski as of the date of such termination. In addition, Dulski may terminate this Agreement as set forth in Section 7.5 below.


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Employment Agreement: Walter E. Dulski
August 14, 1998
Page 4

                  7.2 If Dulski's employment is terminated by the Company in breach of the preceding Section 7.1, or if Dulski terminates his employment for Good Reason (as defined below), then:

               (a) in addition to any amounts due Dulski pursuant to Sections 3, 4 or 5 hereof, the Company shall continue to pay to Dulski (or his legal representatives or estate) his Base Salary as in effect on the date of termination of employment ("Date of Termination") during the remainder of the period that would have ended on the Termination Date (or any applicable Extended Termination Date), but for the termination of Dulski's employment hereunder (the "Continuation Period"); and

               (b) the Company or a subsidiary thereof shall maintain in full force and effect, for the continued benefit of Dulski and his dependents for the Continuation Period, all medical, dental and life insurance benefit plans and programs in which Dulski was entitled to participate immediately prior to the Date of Termination, provided that Dulski's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Dulski's participation in any such plan or program is barred, the Company shall arrange to provide Dulski and his dependents with benefits substantially similar to those which Dulski and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred; and

               (c) Dulski shall be deemed to continue as an employee of the Company during the Continuation Period for purposes of the exercise and/or vesting of outstanding stock and stock option awards and cash incentive awards.

                  7.3 If following a Change in Control (as defined in the amended and restated employment agreement by and between Maxcor Financial Group Inc. and its Chief Executive Officer, dated as of August 14, 1998, as the same may from time to time be amended), Dulski notifies the Company that a dispute exists concerning whether his employment was properly terminated for Cause, or the Company notifies Dulski that a dispute exists concerning whether his employment was properly terminated for Good Reason, the Company shall continue to pay Dulski the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) (such amounts being in addition to all other amounts due under this Agreement) and


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Employment Agreement: Walter E. Dulski
August 14, 1998
Page 5

         continue Dulski as a participant in all compensation, benefit and insurance plans in which Dulski was participating when the notice giving rise to the dispute was given, until the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), provided that such notice is given in good faith and Dulski pursues the resolution of such dispute with reasonable diligence.

                  7.4 If Dulski's employment is terminated prior to a Change in Control, then to the extent that Dulski, during the Continuation Period, shall receive salary payments from a subsequent employer, the payments to be provided under the provisions of Section 7.2(a) shall be correspondingly reduced. To the extent that Dulski, during the Continuation Period (whether or not a Change in Control has occurred), shall receive from a subsequent employer benefits similar to those to be provided under Section 7.2(b), the benefits to be provided under the provisions of said Section shall be correspondingly reduced.

                  7.5 Dulski may terminate his employment hereunder for "Good Reason" within 90 days after the occurrence, without his written consent, of an event following a Change in Control constituting a material breach of this Agreement by the Company that has not been fully cured within 10 days after written notice thereof has been given by Dulski to the Company. Dulski's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness.

8.       Non-Competition; Customers; Other Employees

                  8.1 Both parties recognize that the services to be rendered by Dulski under this Agreement, including Dulski's development over the term of his employment at the Company's expense of trading and customer relationships and knowledge of customer preferences, are special, unique and of extraordinary character. Dulski acknowledges that the Company has a vital interest in retaining its employees and in preserving its trading and customer relationships and that the level of Dulski's compensation as set forth in Section 3 includes specific additional amounts that, together with the further payments contemplated by Section 8.5, are sufficient to constitute fair and adequate consideration for the obligations and commitments of Dulski under this Section 8 and that the specific enforcement of the provisions contained herein will not diminish Dulski's ability to earn a livelihood or create or impose upon Dulski any undue hardship.


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Employment Agreement: Walter E. Dulski
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Page 6

                  8.2 Both during the term of Dulski's employment hereunder and, if the Company so requests in writing, during the period (the "Non-Compete Period") commencing immediately following any termination of such employment (the "Term End") and ending (subject to Section 8.5 below) on the later of the Termination Date (or, if then applicable, the Extended Termination Date) and the date that is six months following the Term End, Dulski agrees that Dulski shall not in any manner, directly or indirectly, be or become interested in or be associated, by employment or otherwise, including as an officer, director, stockholder, partner, associate, employee, consultant, owner, agent, coventurer or otherwise, with any other business, entity (corporate, partnership or otherwise) or person that is (i) engaged in any business competitive (a "Competitive Business") with any aspect of the Business in which Dulski has had direct and substantive involvement during any portion of the term of his employment hereunder (the "Relevant Business"); and (ii) located anywhere in the tri-state area of New York, Connecticut and New Jersey. Notwithstanding the foregoing, it shall not be deemed a violation of the provisions of this Section
         8.2 if (x) Dulski acquires or owns, directly or indirectly, not more than three percent (3%) of the issued and outstanding voting stock of any corporation the shares of which are regularly traded on a national securities exchange or on the over-the-counter markets or (y) Dulski is or becomes associated with a business or entity for which such Competitive Business both constitutes less than 5% of its net worth and contributes less than 5% of its total revenues and profits, provided that Dulski is "chinese-walled" from, and does not directly or indirectly communicate or work with, or in any other fashion assist or perform services, duties or other functions for, such Competitive Business.

                  8.3 Both during the term of his employment hereunder and any Non-Compete Period, Dulski agrees that Dulski shall not in any manner, directly or indirectly, whether for Dulski's own account or the account of any other business, entity or person, interfere with, disrupt or damage, or attempt to interfere with, disrupt or damage, the relationship of the Company or any of its Affiliates with any business, entity or person that is, or at any time within the six-month period preceding the Term End was, a client or customer of the Relevant Business, including by soliciting, encouraging, accepting or otherwise attempting to procure or service by telephone or otherwise for or on behalf of a Competitive Business (wherever located) accounts or business of any such client or customer that was serviced by, or became known to, Dulski during the term of his employment hereunder.

                  8.4 Both during the term of his employment hereunder and during the twelve-month period immediately following the Term End, Dulski agrees that Dulski shall not in any manner, directly or indirectly, without the Company's prior written consent, enter into any arrangement with or otherwise solicit, entice or encourage any person who is, or within six months prior to the Term End was, an employee of the Company or any of its Affiliates to terminate such employee's employment with the Company or such Affiliate to apply for or


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Employment Agreement: Walter E. Dulski
August 14, 1998
Page 7

         accept employment with any Competitive Business. Notwithstanding the foregoing, the provisions of this Section 8.4 shall not apply to any employees in any aspect of the Business in which the Company or such Affiliate has ceased to conduct operations as of the Term End.

                  8.5 As additional consideration, during any Non-Compete Period following the Term End, for Dulski's performance at the request of the Company of the covenants contained in Sections 8.2 and 8.3 above, the Company shall pay Dulski for each month during such Non-Compete Period (the "Non-Compete Payments") an amount equal to one-twelfth (1/12th) of Dulski's Base Salary hereunder. Notwithstanding the foregoing (or anything to the contrary in Sections 8.2 and 8.3), the Company, by written notice at any time to Dulski, may terminate the Non-Compete Period early and, in connection therewith, stop any further Non-Compete Payments. In addition, if the Company determines that Dulski has breached any of Dulski's covenants contained in this Agreement, including said Sections 8.2 or 8.3, the Company may suspend any further Non-Compete Payments (or, if during the Term, any further payments under Section 3 above), or offset from such payments the Company's reasonable estimate of the damages it has suffered as the result of such breach, in each case without prejudice to any of its rights or remedies under this Agreement.

9.       Confidential Information

                  Dulski acknowledges that due to Dulski's position and duties with the Company, Dulski will have access to the trade secrets, client lists, customer preferences, computer software programs, financial models, technology practices and other proprietary and/or confidential information (collectively, "Confidential Information") of or relating to the Business and/or the Affiliates. Accordingly, Dulski agrees that Dulski shall not at any time (whether during or after the term of his employment hereunder) use outside the scope of Dulski's employment hereunder or disclose to anyone any Confidential Information. At or prior to the Term End, Dulski shall return to the Company all copies of any written (or otherwise stored, including electronically) Confidential Information (including any notes, extracts or other documents reflecting such information) in Dulski's possession.

10.      Certain Remedies

                  10.1 Dulski acknowledges that given Dulski's special skills and unique responsibilities with the Company, Dulski's access to Confidential Information and the opportunity afforded Dulski by Dulski's position with the Company to develop unique trading and customer relationships, and given the vital importance to the Company of its human resources and of preserving trading and customer relationships developed at its expense, that any breach or violation, or threatened breach or violation, by Dulski of the provisions of the

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Employment Agreement: Walter E. Dulski
August 14, 1998
Page 8

         preceding Sections 8 and/or 9 shall cause irreparable harm to the Company, which harm cannot be fully redressed by the payment of damages to the Company. Accordingly, Dulski agrees that the Company shall be entitled, in addition to any other right and remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining Dulski from any such breach or violation or threatened breach or violation of said Sections 8 and/or 9, and Dulski hereby consents to the issuance of such injunction. Dulski acknowledges and agrees that any violation of the restrictive covenants and agreements contained in Sections 8 and/or 9 above shall suspend the expiration of the time limits of each of those covenants and agreements for so long as the violation continues.

                  10.2 Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under all applicable laws. However, in the event that any such provision or portion thereof shall be held by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable by reason of its duration, geographical scope, extent or otherwise (the "Invalid Provision"), then it is the specific intent of the parties hereto that
         (i) for purposes of the application of the Invalid Provision in such instance, the Invalid Provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, (ii) the Invalid Provision be enforced in its remaining form (e.g., with reduced duration, geographical scope, extent, etc., as the case may be), (iii) a suitable and equitable provision be substituted for the modified portion of the Invalid Provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such modified portion, (iv) the interpretation or application of the Invalid Provision in any other instances, under any other laws or jurisdictions or to any other circumstances shall not be affected thereby and (v) all other provisions of this Agreement shall remain in full force and effect, and not be affected by such invalidity, illegality or unenforceability of the Invalid Provision or any modification thereof or substitution therefor.

                  10.3 Should the Company or Dulski be required to engage legal counsel and/or to institute any action, arbitration or proceeding (including seeking an injunction) to enforce or prevent the breach or threatened breach of any of the provisions of this Agreement and/or to seek any other remedy at law or in equity, then the prevailing party in such action, arbitration or proceeding (or, if there is no single prevailing party, the party that prevails with respect to the preponderance of the issues in dispute) shall be entitled to recover from the other party all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys' fees, expenses and all other costs.

                  10.4 This Section 10, Sections 7, 8 and 9 above and Sections 11, 12 and 17 below shall survive the Termination Date (or, if applicable, the Extended Termination Date), the cessation of Dulski's employment with the Company and any termination of this Agreement.


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Employment Agreement: Walter E. Dulski
August 14, 1998
Page 9

11.      Representations and Warranties of Dulski

                  11.1 Dulski represents and warrants that Dulski is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts, restrictive covenants or other restrictions that would be breached by or prevent the performance of Dulski's duties hereunder.

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

12.      Inventions, Discoveries, Etc.

                  Dulski agrees promptly and fully to disclose to the Company, and hereby assigns and transfers (and agrees to assign and transfer) to the Company all of his right, title and interest in and to, any and all developments, knowhow, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours or otherwise by Dulski (whether or not at the request or upon the suggestion of the Company) during the period of Dulski's employment with the Company, solely or jointly with others, in or relating to any activities of the Company or any of the Affiliates or any of their respective customers known to him as a consequence of Dulski's employment.

13.      Notices

                  All notices hereunder shall be in writing and delivered by hand or sent by registered mail or overnight courier, addressed to such party at its address referred to above, or at such other address as such party may from time to time designate by notice to the other party. Any such notice shall be deemed to have been given on the date delivered by hand, the business day after deposit with an overnight courier, or on the fifth day following the mailing thereof.


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Employment Agreement: Walter E. Dulski
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Page 10

14.      Waivers

                  The failure of either party to insist in any one or more instances upon strict performance of any of the terms or conditions of this Agreement shall not be construed as a waiver of any right granted hereunder or of the future performance of any such term or condition. No waiver of any term or condition of, or consent, authorization or notice under, this Agreement shall be made except by a written instrument, specifically referring to this Agreement, executed by the party (in the case of the Company, by either its Chief Executive Officer or Chief Operating Officer) charged with the waiver or providing the consent, authorization or notice. No waiver of any breach of any provision of this Agreement shall be deemed to constitute a waiver of any other breach of such provision or a waiver of any breach of any other provision of this Agreement.

15.      Agreement Complete; Amendments; Counterparts

                  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes and replaces in its entirety the existing employment agreement, made as of September 1, 1996, between Dulski and Euro Brokers Inc., which is hereby terminated. There are no oral agreements or understandings with respect to or affecting this Agreement. Subject to the provisions of Section 10.2, this Agreement may not be amended, supplemented, canceled or discharged except by a written instrument specifically referring to this Agreement and executed by each of the parties hereto. This Agreement may be executed in two or more counterparts, all of which, taken together, shall constitute one and the same instrument.

16.      Assignment

                  Dulski acknowledges that the services to be rendered by Dulski are personal in nature and, accordingly, agrees not to assign any of Dulski's rights or delegate any of Dulski's duties or obligations under this Agreement (and any such assignment or delegation shall be null and void). The rights and obligations of the Company under this Agreement shall inure to the benefit of, may be assigned to and shall be binding upon, any successor or assign of the Company.

17.      Governing Law and Exclusive Jurisdiction

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law. With respect to any claims, disputes or controversies arising from or relating to this Agreement, including, but not limited to, the negotiation, interpretation, performance, termination or breach hereof, the parties hereto hereby submit to the exclusive jurisdiction of the courts of New York State in and


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Employment Agreement: Walter E. Dulski
August 14, 1998
Page 11

         for New York County and/or any Federal court held therein. Each party hereby irrevocably consents to the exercise of personal jurisdiction over such party by such courts, agrees that venue shall be proper in such courts and irrevocably waives and releases any and all defenses in such courts based on lack of personal jurisdiction, improper venue and/or forum non conveniens.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   EURO BROKERS INVESTMENT CORPORATION

                                   By: /s/ Keith E. Reihl
                                       ---------------------------------
                                           Keith E. Reihl
                                           Chief Operating Officer

Agreed and Accepted:

/s/ Walter Dulski
-----------------------
Walter E. Dulski



Solely for purposes of Section 15 hereof:

EURO BROKERS INC.

By: /s/ Keith E. Reihl
    -------------------
    Keith E. Reihl
    Chief Operating Officer